UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2007

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 West Russell Road, Las Vegas, NV 89118
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We hereby amend our Report on Form 8-K filed on July 25, 2007 (the “Original Report”) to correct a typographical error.  The Original Report incorrectly stated that we will require a waiver under our senior credit agreement from compliance with the financial covenants set forth therein for the fiscal quarter ended June 30, 2006, instead of for the fiscal quarter ended June 30, 2007.  This amendment corrects this error and amends and restates the Original Report in its entirety.

ITEM 7.01  Regulation FD Disclosure

As described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, the December 2006 legislation in Nevada banning smoking in bars, taverns, grocery and convenience stores and restaurants, as well as other public places has resulted in materially decreased patron play at our route locations.  As also previously disclosed, a number of our larger space leases for our route operations for which we pay a fixed rent provide for an adjustment to the rent after six months of operations under the anti-smoking legislation have occurred.  We are in the process of negotiating amendments to those leases.

Primarily as a result of the continued negative impact of the anti-smoking legislation on patron play and revenues at our slot route locations, we have informed the lenders under our Second Amended and Restated Credit Agreement dated as of January 3, 2007 (the “senior credit agreement”) that we will require a waiver from compliance with the financial covenants set forth in the senior credit agreement for the fiscal quarter ended June 30, 2007.  In addition, we have informed these lenders that we expect to request amendments to the financial covenants in the senior credit agreement for the quarters ending on and after September 30, 2007 upon finalization of our financial statements for the quarter ended June 30, 2007 and the amendments to certain of our slot route location leases.  Although we expect we will be able to negotiate an appropriate waiver and amendments to our senior credit agreement, we cannot assure you we will be successful in doing so.

The information in this Current Report is furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: July 25, 2007	By:	/s/ Mary Beth Higgins
Mary Beth Higgins
Chief Financial Officer